                                                                   Exhibit 10.05

                         AGREEMENT FOR PURCHASE AND SALE

                                       OF

                                  REAL PROPERTY

                                 by and between

                                MACROMEDIA, INC.
                             a Delaware corporation

                                    as Seller

                                       and

                         MENLO EQUITIES ASSOCIATES LLC,
                     a California limited liability company,

                                    as Buyer

                                November __, 2001

                              Property located at:

                           101 Redwood Shores Parkway
                            Redwood City, California

                                TABLE OF CONTENTS

                                                                                              Page
1.    Definitions ........................................................................      1

2.    Purchase and Sale ..................................................................      3

3.    Purchase Price .....................................................................      4

      3.1      Deposit ...................................................................      4

      3.2      Cash Payment ..............................................................      4

4.    Review and Inspection; "As-Is" Purchase; Conditions To Agreement ...................      4

               (a)      Review And Inspection ............................................      4

               (b)      Buyer's Conditions Precedent .....................................      4

               (c)      Seller's Condition Precedent .....................................      6

5.    Representations, Warranties, Covenants And Agreements ..............................      6

      5.1      Representations And Warranties Of Seller ..................................      6

      5.2      Representations And Warranties Of Buyer ...................................      7

      5.3      Agreements ................................................................      7

6.    Indemnification ....................................................................      8

      6.1      Seller's Indemnity ........................................................      8

      6.2      Buyer's Indemnity .........................................................      9

7.    Title, Escrow And Closing ..........................................................      9

      7.1      Conditions Of Title .......................................................      9

      7.2      Title Insurance ...........................................................      9

      7.3      Closing Date ..............................................................      9

      7.4      Deposits And Deliveries By Seller .........................................      9

      7.5      Deposits And Deliveries By Buyer ..........................................     10

      7.6      Closing ...................................................................     11

      7.7      Prorations ................................................................     11

      7.8      Closing Costs .............................................................     12

      7.9      Possession ................................................................     12

      7.10     Filing Of Reports .........................................................     12

      7.11     Cooperation ...............................................................     13

8.    Liquidated Damages .................................................................     13

9.    Damage And Destruction; Condemnation ...............................................     13

10.   Commissions ........................................................................     13

                                       i.

11.  General Provisions ..................................................................  14

     11.1   Notices ......................................................................  14

     11.2   Entire Agreement; No Modifications ...........................................  14

     11.3   Time .........................................................................  15

     11.4   Attorneys' Fees ..............................................................  15

     11.5   Specific Performance .........................................................  15

     11.6   Successors And Assigns .......................................................  15

     11.7   Counterparts .................................................................  15

     11.8   Construction .................................................................  15

     11.9   Confidentiality ..............................................................  16

                                       ii.

                                List Of Exhibits

Exhibit A     - List of Contracts
Exhibit B     - Legal Description
Exhibit C     - List of Personal Property
Exhibit D     - List of Leases
Exhibit E     - Form of Estoppel Certificate
Exhibit F     - Form of Deed
Exhibit G     - Form of Bill of Sale
Exhibit H     - Form of Assignment of Contracts
Exhibit I     - Form of Assignment of Leases
Exhibit J     - Form of Notice to Tenants
Exhibit K     - Form of Non-Foreign Affidavit

                                      iii.

                         Agreement For Purchase And Sale
                                       of
                                  Real Property

         This Agreement For Purchase And Sale Of Real Property (the "Agreement") is made and entered into as of the _____ day of November, 2001 (the "Contract Date") by and between Macromedia, Inc., a Delaware corporation ("Seller"), and Menlo Equities Associates LLC, a California limited liability company ("Buyer").

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

         1. Definitions. Unless the context otherwise specifies or requires, for the purposes of this Agreement all words and phrases having their initial letters capitalized herein shall have the meanings set forth below:

         "Close of Escrow" shall mean the time of recordation of the Deed in accordance with this Agreement on the Closing Date.

         "Closing Date" shall mean the earlier of the date of recordation of the Deed or December 27, 2001.

         "Contingency Period" shall mean the period commencing on the Contract Date and terminating at 5:00 p.m. Pacific Time on December 7, 2001.

         "Contract Obligations" shall mean those contracts, agreements, commitments, employment agreements, service contracts, utility contracts, construction contracts, maintenance agreements, leasing and brokerage agreements and all other contracts, agreements and obligations, whether or not in writing, which relate to the ownership, operation, management, maintenance, use or occupancy of the Property which will or may continue in effect on or after the Closing Date as listed on Exhibit A to this Agreement ("Contract Obligations").

         "Environmental Laws" shall mean any and all presently existing federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued with respect thereto, and other requirements of any federal, state or local governmental agency, court, board, bureau or other authority having jurisdiction with respect to or relating to the environment, to any Hazardous Substance or to any activity involving Hazardous Substances, and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq., the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) and all amendments thereto in effect as of the Closing Date.

         "Hazardous Substances" shall mean and include any chemical, compound, material, mixture, waste or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of

                                       1.

deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity including any petroleum, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas). "Hazardous Substances" shall include, without limitation, any hazardous or toxic substance, material or waste or any chemical, compound or mixture which is (i) asbestos, (ii) designated as a "hazardous substance" pursuant to Section 1317 of the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), (iii) defined as a "hazardous waste" pursuant to Section 6903 of the Federal Resource Conservation and Recovery Act, (42 U.S.C. Section 6901 et seq., (iv) defined as "hazardous substances" pursuant to Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.), or
(v) listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR part 302); or in any and all amendments thereto in effect as of the Closing Date; or such chemicals, compounds, mixtures, substances, materials or wastes otherwise regulated under any applicable local, state or federal Environmental Laws.

         "Improvements" shall mean all improvements and fixtures now or hereafter located on the Land including, without limitation, the four (4) story building (the "Building") constructed on the Land, and surface level paved and striped parking areas, together with all appurtenances thereto and all apparatus, equipment and appliances located on the Land and owned by Seller and used in connection with the operation and occupancy thereof such as systems or facilities for heating, ventilation, air conditioning, climate control, utility services, parking services, garbage disposal, irrigation and/or recreation, and all landscaping and residual interests in leasehold improvements under the Tenant Occupancy Leases.

         "Intangible Property" shall mean Seller's rights and interests in: (a) any and all transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, trade names, service marks, engineering, soils, pest control and other reports relating to the Property, tenant lists, advertising materials, and telephone exchange numbers identified with the Property; and (b) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Property.

         "Land" shall mean the real property commonly known as 101 Redwood Shores Parkway, Redwood City, California, and more particularly described in Exhibit B to this Agreement, including all easements, riparian or other water rights, rights of way and other interests appurtenant thereto, and all right, title and interest of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of, adjacent to or adjoining such real property and in all strips and gores.

         "Laws and Restrictions" shall mean all applicable federal, state, local and other laws, statutes, regulations, codes, orders, ordinances and rules including, without limitation, those relating to fire, safety, land use, subdivision, health, labor, environmental protection, seismic design, conservation, parking, handicapped access, zoning and building, and all restrictive covenants (if any), other title encumbrances and other obligations affecting the Property, all Environmental Laws, all applicable provisions of the Fair Housing Act of 1968 and the Americans With Disabilities Act of 1990, and all amendments thereto, and all requirements under Tenant Occupancy Leases.

                                       2.

         "Macromedia Lease" shall mean the commercially reasonable lease to be negotiated, executed, and delivered by Buyer and Seller, pursuant to which Seller will, from and after the Close of Escrow, lease from Buyer a portion of the Building. The Macromedia Lease shall contain, among other things, the following terms: (a) the term shall be ten (10) years from the Close of Escrow;
(b) the leased premises shall be the two (2) full floors of the Building currently occupied by Seller (and a small amount of space on the second floor of the Building which space has already been demised), and shall be measured prior to Lease execution from inside surface of exterior wall to inside surface of exterior wall, with a pro rata allocation of the first floor lobby space; (c) the base monthly rent for the first sixty (60) months of the lease term shall be $2.45 per square foot as measured, triple net; (d) the base monthly rent for the second sixty (60) months of the lease term shall be $2.82 per square foot as measured, triple net; (e) there shall be no tenant improvement allowance; and
(f) the security deposit shall be equal to six (6) months rent, and shall be in cash or, at Seller's option, a letter of credit in form and from a financial institution acceptable to Buyer and Seller.

         "Personal Property" shall mean all personal property now or hereafter located on the Land or within the Improvements (except for any personal property located within the Leased Premises as defined in the Macromedia Lease), owned or held by Seller and used in connection with the Land, the Improvements and/or the Intangible Property or the ownership, operation or occupancy thereof including, without limitation, all furniture, fixtures, machinery, appliances and equipment located on the Property, other than personal property owned by tenants of the Property. A current list of the Personal Property is attached hereto as Exhibit C.

         "Property" shall mean collectively the Land, the Improvements, the Personal Property, the Intangible Property and all of Seller's interest, as landlord, in and to the Tenant Occupancy Leases.

         "Tenant Occupancy Leases" shall mean all leases, work letter agreements, improvement agreements, and other rental agreements listed in Exhibit D to this Agreement with respect to occupancy or use of the Property by tenants, and such other leases, work letter agreements, improvement agreements, and other rental agreements as may be approved by Buyer in accordance with the terms of this Agreement.

         "Title Company" shall mean First American Title Guaranty Company whose address for this transaction is as follows:

         First American Title Guaranty
         1737 North First Street
         San Jose, California  95112
         Attn:  Pete Phillips
         Fax No. (408) 451-7836

         "Title Report" shall mean the commitment for title insurance with respect to the Land and Improvements to be issued to Buyer by the Title Company.

         2. Purchase And Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, on all of the terms, covenants and conditions set forth in this Agreement.

                                       3.

     3. Purchase Price. The total purchase price for the Property (the "Purchase Price") shall be $22,125,000, and, subject to all prorations and adjustments provided in this Agreement, shall be paid by Buyer to Seller through escrow on the Closing Date as follows:

         3.1 Deposit. Buyer has deposited or shall deposit with the Title Company within two (2) business days after full execution of this Agreement, the amount of $500,000, which sum the Title Company shall deposit in a federally insured interest-bearing "money market" account at a financial institution approved by Buyer with the interest from such account to be credited to Buyer. Upon expiration of the Contingency Period, provided Buyer does not elect to terminate this Agreement in accordance with Section 4 below, Buyer shall deposit an additional $500,000 with the Title Company. Each and all such amounts deposited with the Title Company pursuant to this Section 3.1 together with interest earned thereon, are referred to herein as the "Deposit." Except as expressly provided to the contrary herein, the Deposit shall be non-refundable after the expiration of the Contingency Period. The Deposit shall be returned to Buyer following Buyer's demand therefor made in writing following the earlier of the scheduled Closing Date or Buyer's termination of this Agreement for failure of any condition to the performance of Buyer's obligation(s) under this Agreement, or for default by Seller.

         3.2 Cash Payment. The balance of Purchase Price shall be paid in cash on the Closing Date.

     4.  Review And Inspection; "As-Is" Purchase; Conditions To Agreement.

              (a) Review And Inspection. During the Contingency Period, Buyer shall have the right, subject to the rights of tenants under the Tenant Occupancy Leases, to conduct, at its sole cost and expense, such investigations, studies, surveys, analyses and tests on and of the Property as it shall, in its sole discretion, determine are necessary or desirable, including, without limitation, soil tests, environmental audits and studies, and make such evaluations as Buyer may, in its sole and absolute discretion, determine are necessary or desirable under the circumstances, all subject to Section 5.3(a) below. Without limiting the foregoing, Buyer shall have the right to cause the square footage of the Building and of the premises under the Macromedia Lease to be measured by a licensed architect. In order to perform the foregoing investigations, Buyer, its agents, contractors, employees and potential lenders, shall have reasonable access to the Property, all for the purposes of inspecting the same and conducting tests, inspections, and analyses thereon and making evaluations thereof, all at Buyer's expense, and Seller shall provide to Buyer (or make available for Buyer's inspection) all contracts (including the Contract Obligations), leases, plans, studies, reports, budgets and all other current and historical information about the Property, in Seller's possession or available to Seller. Buyer is purchasing the Property based on Buyer's own investigation thereof, in its "As-Is" condition and "With All Faults" and, except for the express representation and warranties of Seller set forth in this Agreement, Seller makes no representations or warranties as to the condition of the Property. No representation or warranty (or alleged representation or warranty) shall be binding on Seller unless expressly set forth in this Agreement, and Buyer has not relied, and will not rely, upon any representation or warranty which is not expressly set forth in this Agreement. Buyer may, at any time during the Contingency Period, terminate this Agreement upon written notice to Seller, in which case the Deposit shall be promptly returned to Buyer and,

                                       4.

except for the indemnity provided in Section 5.3(a) below, this Agreement shall be null and void and of no further force and effect.

                (b) Buyer's Conditions Precedent. Buyer's obligation to purchase the Property or otherwise to perform any obligation provided in this Agreement shall be conditioned expressly upon the fulfillment to Buyer's satisfaction in its sole and absolute discretion of each of the following conditions precedent within the time periods specified:

                      (i) Prior to the expiration of the Contingency Period, Buyer's review and approval of the physical, legal and environmental condition of the Property in its sole and absolute discretion.

                      (ii) On or prior to November 21, 2001, Buyer and Seller shall have negotiated, executed, and delivered the Macromedia Lease.

                      (iii) Buyer's review and approval of the Title Report including, without limitation, the exceptions to title and legal description of the Land contained therein, within the Contingency Period. In the event Buyer fails to object to any matter contained or referred to in the Title Report or the survey prior to the expiration of the Contingency Period, Buyer shall be deemed to have approved such matters. In the event Buyer objects to any matter contained or referred to in the Title Report or the survey, Buyer shall deliver written notice of such objection to Seller prior to the expiration of the Contingency Period. Seller shall then have five (5) business days after receipt of Buyer's objections within which to notify Buyer in writing as to which of such matters objected to by Buyer Seller will or will not cure. Failure of Seller to notify Buyer within such period of its election shall be deemed Seller's election not to cure all of such matters. If Seller elects not to cure any or all of such matters, Buyer shall have the right to elect either (i) to terminate this Agreement and receive back the Deposit, or (ii) to waive such matters and proceed to close. If Seller elects to cure any of such matters, such election shall be a covenant of Seller, but Seller shall have until the Closing Date to effect such cure. Seller shall cure all monetary liens not caused by Buyer, but Seller shall not be required to pay off any assessments. If Buyer receives an update of the Title Report containing exceptions which were not expressly set forth as exceptions to title insurance coverage in the initial Title Report, Buyer shall have an additional period of five (5) days within which to object to such exceptions, and the Deposit shall be refundable pending resolution of such objections to the satisfaction of Buyer.

                      (iv) The issuance by the Title Company on the Closing Date, upon payment of its regularly-scheduled premium, of the title insurance policy described in subsection (vii) below.

                      (v)   As of the Closing Date, subject to the terms of
Section 9 below, there shall have been no material adverse change in the condition of the Property, or any portion thereof, or in any document, Laws and Restrictions, contractual relations, or other circumstances affecting the Property previously approved by Buyer.

                      (vi) Buyer's receipt and approval of an estoppel certificate in substantially the form of Exhibit E attached hereto (each an "Estoppel Certificate, and collectively, the "Estoppel Certificates") from each tenant under each Tenant Occupancy Lease, dated not earlier than thirty (30) days prior to the Closing Date.

                                       5.

                        (vii) During the Contingency Period, Buyer determining, to Buyer's satisfaction, that Buyer can obtain an ALTA Extended Coverage Owner's Policy of Title Insurance (Form B, Rev. 10/17/70), together with such endorsements as Buyer may reasonably require (including, without limitation, CLTA endorsements numbered 100 (modified), 100.6, 103.4, 103.7, 116, 116.1, 116.4, 116.7 and 123.2, a "Fairway" endorsement, and a "separate tax parcel" endorsement) (the "Owner's Policy"), all as set forth in a pro forma policy of title insurance to be delivered to and approved by Buyer prior to the expiration of the Contingency Period.

                        (viii) During the Contingency Period, Buyer's review and approval of the Contract Obligations. Any Contract Obligations disapproved by Buyer during the Contingency Period shall be terminated by Seller on or prior to the Closing Date.

                        (ix) Seller's execution and delivery of the Closing Certificate (as defined in Section 7.4 below).

At any time or times on or before the date for the satisfaction or waiver of each condition, at Buyer's election, Buyer may waive any of the foregoing conditions by written notice to Seller. Other than Buyer's Close of Escrow pursuant to this Agreement which shall waive all such unfulfilled conditions, no waiver shall be effective unless made in writing specific as to the conditions or matters so waived. No such waiver shall be inferred or implied by any act or conduct of Buyer or reduce the rights or remedies of Buyer arising from any breach of any undertaking, agreement, covenant, warranty, or representation of Seller under this Agreement.

In the event any of the foregoing conditions or other conditions to this Agreement which are for the benefit of Buyer are neither fulfilled, nor waived as provided above, Buyer, at its election by written notice to Seller, may terminate this Agreement and be released from all obligations under this Agreement, except for the indemnity provided in Section 5.3(a) below. In the event Buyer fails to approve, by written notice to Seller (which notice may be given by facsimile), all matters set forth in Sections 4(i), (ii), (vi) and
(vii) above no later than 5 p.m. Pacific time on expiration of the Contingency Period, this Agreement shall terminate and the Deposit shall be promptly returned to Buyer and, except for the indemnity provided in Section 5.3(a) below, this Agreement shall be null and void and of no further force and effect. In the event of any automatic termination or other termination by Buyer for failure of condition or for default of Seller, the Deposit and all other funds deposited in escrow by Buyer or paid by Buyer to Seller outside of escrow and all interest accrued on such funds (less Buyer's share of any escrow or title cancellation fees) shall be returned immediately to Buyer, and all documents deposited in escrow by Buyer or Seller shall be returned to the depositing party.

                 (c) Seller's Condition Precedent. Seller's obligation to sell the Property shall be conditioned expressly upon Buyer and Seller negotiating, executing, and delivering the Macromedia Lease on or prior to November 21, 2001.

        5.  Representations, Warranties, Covenants And Agreements.

            5.1 Representations And Warranties Of Seller. Seller hereby makes the following representations and warranties to and for the benefit of Buyer, each of which representations and warranties (i) is material and being relied upon by Buyer, (ii) is made as an

                                       6.

inducement to Buyer to enter into this Agreement and consummate the transaction contemplated hereby, (iii) is true in all respects as of the date of this Agreement, (iv) shall be true in all respects on the Closing Date, and (v) shall survive the Close of Escrow:

                        (a) Seller is a Delaware corporation and has the full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Seller.

                        (b) Seller has no actual knowledge of any pending or threatened actions or proceedings before any court or administrative agency which will materially adversely affect the ability of Seller to perform Seller's obligations under this Agreement.

                        (c) Seller is not a "foreign person" as defined in Internal Revenue Code Section 1445 and any related regulations. At the Closing, Buyer will have no duty to collect withholding Taxes for Seller pursuant to the Foreign Investment in U.S. Real Property Tax Act of 1980, as amended.

                        (d) Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any voluntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

                        (e) Seller is not, and as of the Closing Date will not be, in default under any Tenant Occupancy Leases.

                 5.2 Representations And Warranties Of Buyer. Buyer hereby makes the following representations and warranties to and for the benefit of Seller, each of which representations and warranties (i) is material and being relied upon by Seller, (ii) is made as an inducement to Seller to enter into this Agreement and consummate the transaction contemplated hereby, (iii) is true in all respects as of the date of this Agreement, (iv) shall be true in all respects on the Closing Date, and (v) shall survive the Close of Escrow:

                        (a) Buyer is a California limited liability company and it has the full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this have been duly authorized by all necessary action on the part of Buyer.

                        (b) Buyer has no knowledge of any pending or threatened actions or proceedings before any court or administrative agency which will materially adversely affect the ability of Buyer to perform Buyer's obligations under this Agreement.

                 5.3 Agreements. Seller hereby specifically agrees as follows:

                        (a) Buyer shall have the right to enter onto and inspect and test the Property, with the prior approval of Seller as to time and place to interview tenants and personnel, and to inspect all documents relating thereto from the date of this Agreement to the

                                       7.

Closing Date, provided that (i) Buyer shall only have the right to conduct soils and groundwater tests and borings regarding the environmental condition of the Property with Seller's prior written consent, which shall not be unreasonably withheld or delayed, (ii) Buyer has named Seller as an additional insured on a One Million Dollar ($1,000,000) combined, single limit, comprehensive general public liability insurance policy issued by a licensed insurance company, and
(iii) Buyer shall defend, indemnify, protect and hold Seller, the Property, and Seller's affiliates, subsidiaries, officers, directors and agents harmless from and against any loss, cost, damage (including without limitation repair of the Property to its condition existing prior to Buyer's or Buyer's agents' damage thereto), or expense (including without limitation, reasonable attorneys' fees) incurred by Seller as a result of property damage, personal injury, or mechanics' liens, to the extent relating to or arising out of Buyer's inspection of the Property and Improvements. Notwithstanding the foregoing, Buyer shall have no liability for the discovery of any matters in, on, at, or relating to the Property or the Improvements; provided, however, Buyer shall be responsible for its or its agents' negligent exacerbation of existing problems.

                 (b) From the date of this Agreement to the Closing Date, Seller shall (i) manage, maintain, operate, and service the Property, with regard to those matters for which Seller is responsible under the Tenant Occupancy Leases, to the same standard as existed at the Contract Date, (ii) keep the Property and every portion thereof in good working order and repair,
(iii) not remove or permit the removal of any Personal Property or any fixtures from the Property unless such items are replaced immediately with Personal Property or fixtures of equal or greater value, (iv) timely perform all its obligations under all Contract Obligations, Tenant Occupancy Leases and Laws and Restrictions including, without limitation, the payment of all bills, charges, invoices, salaries, benefits, and other expenses arising in connection with the Property, (v) not modify, terminate, cancel, extend, or amend any existing Contract Obligations, nor enter into any new contracts or arrangements which will affect the Property on or after the Closing Date, (vi) notify Buyer in writing within one business day after applying any security deposit to rent due from any tenant of the Property, and (vii) not modify, terminate, cancel, extend or amend any existing Tenant Occupancy Lease, nor accept any payment of rent or other charges from any tenant of the Property applicable to a period exceeding one month in advance, nor grant any material consent relating to any existing Tenant Occupancy Lease, nor enter into any new lease, work letter agreement, improvement agreement, or other rental agreement affecting the Property without Buyer's prior written approval (which Buyer shall not unreasonably withhold if the landlord under the Tenant Occupancy Leases is required to be reasonable in granting such consents), except that Seller may enter into new Tenant Occupancy Leases consistent with interim leasing guidelines, if any, approved in writing by Buyer, and (vii) maintain in full force and effect all of the insurance policies and coverages currently in effect with respect to the Property.

                 (c) Buyer and Seller shall negotiate in good faith to finalize, execute, and deliver the Macromedia Lease.

                 (d) Seller shall promptly notify Buyer in writing of any event or circumstance which adversely affects Seller's ability to perform its obligations under this Agreement in a timely manner, or the likelihood of timely satisfaction of the conditions precedent set forth above.

                                       8.

                        (e) Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or occurrence that would render any representation by Seller under Section 5.1 above untrue.

                        (f) Seller acknowledges that Buyer has no obligation whatsoever with respect to hiring or any other matter relating to Seller's employees at the Property, and Seller agrees to take reasonable steps (as determined by Seller in its reasonable discretion) prior to the Closing Date to communicate to its employees at the Property that Buyer will not offer employment, hire, or have any other obligation to such employees.

         6.      Indemnification.

                 6.1 Seller's Indemnity. Seller agrees to indemnify, protect and defend Buyer against and hold Buyer harmless from any and all claims, demands, liabilities, losses, damages, costs and expenses including, without limitation, all reasonable attorneys' fees, asserted against, incurred or suffered by Buyer resulting from (i) any breach by Seller of this Agreement,
(ii) any liability or obligation of Seller which Buyer is not required to assume under this Agreement or accruing prior to such assumption, (iii) any personal injury or property damage occurring in, on or about the Property or relating thereto on or before the Close of Escrow, from any cause whatsoever except Buyer's inspection or other activities on or about the Property, or (iv) the untruth, inaccuracy or breach of any of the representations, warranties, covenants and agreements made by Seller pursuant to this Agreement. Seller's obligations under this Section 6.1 shall survive Close of Escrow or termination of this Agreement for a period of one year. Neither the foregoing nor any other provision of this Agreement shall limit the rights and remedies available to Buyer at law or in equity, whether by statute or otherwise, and all such rights and remedies shall be cumulative and non-exclusive.

                 6.2 Buyer's Indemnity. Buyer agrees to indemnify, protect and defend Seller against and hold Seller harmless from any claims, losses, damages, costs or expenses including, without limitation, any reasonable attorneys' fees, asserted against, incurred or suffered by Seller resulting from any breach by Buyer following the Closing Date of express obligations of Buyer arising under this Agreement. Buyer's obligations under this Section 6.2 shall survive Close of Escrow or termination of this Agreement for a period of one year. In the event of a material breach by Buyer of this Agreement prior to the Closing Date, Seller shall have as its sole and exclusive remedy the right to retain the Deposit as liquidated damages to the extent and as provided below.

         7.      Title, Escrow And Closing.

                 7.1 Conditions Of Title. Seller shall deliver to Escrow Holder a deed in the form attached hereto as Exhibit F (the "Deed"). Buyer's obligation to acquire the Property shall be subject to Title Insurer insuring title to the Property subject to no exceptions other than the following (the "Conditions of Title"):

                        (a) The lien for local real estate taxes and assessments not yet due or payable;

                                       9.

                        (b) Such items set forth in Schedule B of the Title Report as Buyer shall have approved (or shall be deemed to have approved pursuant to Section 4(b)(iii) above) during the Contingency Period;

                        (c) The interest of Seller as the tenant under the Macromedia Lease, and the interests of other tenants pursuant to Tenant Occupancy Leases approved by Buyer; and

                        (d)   The lien of any deed of trust executed by Buyer.

                 7.2 Title Insurance. Buyer's obligation to purchase the Property shall be subject to and conditioned upon the issuance of the Owner's Policy by the Title Company upon payment of its normal premium on the Close of Escrow of the transaction contemplated by this Agreement.

                 7.3 Closing Date. Through an escrow established with the Title Company, Buyer and Seller shall consummate this transaction on the Closing Date or such earlier date upon which Buyer and Seller may mutually agree. If the Close of Escrow has not occurred by December 27, 2001, either party who is not in default may terminate this Agreement by providing written notice to the other party.

                 7.4 Deposits And Deliveries By Seller. Seller shall deposit or cause to be deposited into escrow with the Title Company, or deliver directly to Buyer outside of escrow, on or before the Closing Date, the following documents duly executed and acknowledged as required:

                        (a)   The Deed.

                        (b) A Bill of Sale and Assignment of Intangible Property in the form attached hereto as Exhibit G transferring the Personal Property and Intangible Property to Buyer (the "Bill of Sale").

                        (c) An Assignment of Contracts assigning to Buyer the approved Contract Obligations in the form attached as Exhibit H (the "Assignment of Contracts").

                        (d) An Assignment of Leases in the form attached hereto as Exhibit I transferring to Buyer all of Seller's interest as landlord under the Tenant Occupancy Leases (the "Assignment of Leases").

                        (e) A letter to each of the tenants under the Tenant Occupancy Leases in form attached hereto as Exhibit J (the "Notice To Tenants").

                        (f) An Affidavit of Non-Foreign Status in form attached hereto as Exhibit K (the "Non-Foreign Affidavit) and a California Form 590-RE (the "California Affidavit").

                        (g) A Closing Certificate confirming the accuracy and completeness as of the Closing Date of each representation and warranty made herein (the "Closing Certificate").

                                       10.

                        (h) The original Estoppel Certificates executed by all tenants under the Tenant Occupancy Leases, except to the extent Buyer shall have expressly waived such requirement in writing.

                        (i) Seller's written escrow instructions to close escrow in accordance with the terms of this Agreement.

                        (j) A counterpart of the Macromedia Lease executed by Seller.

                        (k) Evidence reasonably acceptable to Buyer's counsel that the documents delivered to Buyer by Seller at closing have been duly authorized by Seller, duly executed on behalf of Seller and when delivered constitute valid and binding obligations of Seller.

                        (l) Such other documents, resolutions, consents and affidavits necessary or advisable to effect the valid consummation of the transaction evidenced by this Agreement.

                7.5 Deposits And Deliveries By Buyer. Buyer shall deposit or cause to be deposited into escrow with the Title Company, or deliver directly to Seller outside of escrow, on or before the Closing Date, each of the following documents duly executed and acknowledged as required and funds:

                        (a) Cash, wire transfer, cashier's check, or other immediately available funds, which, together with the Deposit, shall equal the Purchase Price (the "Purchase Funds").

                        (b) Buyer's written escrow instructions to close escrow in accordance with the terms of this Agreement.

                        (c) A counterpart of the Macromedia Lease executed by Buyer.

                        (d) Evidence reasonably acceptable to Seller's counsel that the documents delivered to Seller by Buyer at closing have been duly authorized by Buyer, duly executed on behalf of Buyer and when delivered constitute valid and binding obligations of Buyer.

                7.6 Closing. The Title Company shall close escrow on the Closing Date when and if it is irrevocably committed to issue the title insurance described in Section 7.2 above and has received all of the documents and funds listed in Sections 7.4 and 7.5 above. The Title Company shall close escrow by:

                        (a)  Recording the Deed.

                        (b)  Issuing to Buyer the Owner's Policy described in
Section 4(b)(v) above.

                        (c) Delivering to Buyer the original of the Bill of Sale, the counterpart original of the Assignment of Leases executed by Seller, the counterpart original of the

                                       11.

Macromedia Lease executed by Seller, the Notice To Tenants, the Non-Foreign Affidavit, the California Affidavit and the Closing Certificate, each duly executed by Seller, and the Estoppel Certificates.

                        (d) Delivering to Seller the Purchase Funds after deducting Seller's share of closing costs and prorations, the counterpart original of the Assignment of Leases executed by Buyer, and the counterpart original of the Macromedia Lease executed by Buyer.

                        (e) Delivering to Buyer and Seller of copies of all other documents and things deposited and/or delivered through escrow, the originals of which are not being delivered by the Title Company to such parties, together with Title Company's final closing statement for the subject transaction.

                7.7     Prorations.

                        (a) Rents and other income and maintenance expenses (and, to the extent not paid directly by tenants, taxes, insurance, utilities, management, service and operating expenses) shall be prorated between Seller and Buyer as of the Closing Date. Rent shall be prorated on the basis of a 30-day month. Income and expenses shall be prorated on the basis of the actual number of days in a month. All rents and other sums received by Buyer on or after the Closing Date shall be applied first to rent and other obligations accrued or due on or after the Closing Date, then to Buyer's costs of collection, if any, including attorneys' fees, and any excess paid by tenants for rent or other obligations owed prior to the Closing Date shall be paid to Seller, provided that Buyer shall have no obligation to collect delinquent rents for Seller's account. At closing, Buyer shall be allowed a credit against the Purchase Price for all rent and other credits and concessions (except credits and concessions granted by Buyer, if any) due to tenants of the Property allocable to the period on and after the Closing Date.

                        (b) All deposits made by tenants of the Property as security for rent, cleaning or any other purpose (whether identified as refundable or non-refundable) and prepaid rents and all interest accrued or due on such sums (whether under applicable law or by agreement) shall, at the sole option of Buyer, be paid to Buyer in cash on the Closing Date or credited against the Purchase Price to be paid by Buyer.

                        (c) All items subject to proration pertaining to the period prior to the Closing Date shall be credited to Seller, and all such prorations pertaining to the period on or following the Closing Date shall be credited to Buyer. Seller, Buyer and Title Company shall cooperate to produce prior to the Closing Date a schedule of prorations to be made as of the Closing Date as complete and accurate as reasonably possible. All prorations which can be liquidated accurately or reasonably estimated as of the Closing Date shall be made in escrow on the Closing Date. All other prorations, and adjustments to initial estimated prorations, shall be made by Buyer and Seller with due diligence and cooperation within 30 days following the Closing Date, or such later time as may be required to obtain necessary information for proration, by cash payment to the party yielding a net credit from such prorations from the other party. Such cash payment shall be made within ten (10) business days of demand for payment by the party entitled to receive such payment.

                                       12.

                7.8 Closing Costs. Buyer shall pay the title insurance premiums for the title insurance described in Section 7.2 above, escrow fees, and Buyer's legal fees and costs incurred in connection with the contemplated transaction, and one-half of any transfer taxes payable to the City of Redwood City. Seller shall pay the cost of any county transfer tax, Seller's legal fees and costs incurred in connection with the contemplated transaction, and one-half of any transfer taxes payable to the City of Redwood City. In addition, Seller shall be solely responsible for the cost (including payment of prepayment fees or other charges) to pay off in full and have cancelled and discharged of record, all liens, encumbrances and other instruments of record to which Buyer has objected, and which Seller has agreed to remove in accordance with Section 4(b)(i) above. All other closing costs shall be borne by Seller and/or Buyer in the manner which is customary in the county where the Land is located.

                7.9 Possession. Right to possession of the Property shall transfer to Buyer on the Closing Date, subject to the rights of Seller as tenant under the Macromedia Lease and subject to the rights of the other tenants under the approved Tenant Occupancy Leases. Seller shall transfer and deliver to Buyer on the Closing Date the originals of all approved Tenant Occupancy Leases, all approved written Contract Obligations, all instruments and documents evidencing or relating to the Intangible Property and all other documents transferred to Buyer by this Agreement which have not yet been delivered to Buyer.

                7.10 Filing Of Reports. Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated in this Agreement.

                7.11 Cooperation. Without further consideration but at no out-of-pocket cost to Seller, Seller shall execute, acknowledge and deliver to Buyer on or after the Closing Date any and all other instruments or documents, and do and perform any other acts which may be required or which Buyer may reasonably request in order to fully assign, transfer and/or convey to Buyer, and vest in Buyer, the Property, and each and every part and component thereof.

        8. Liquidated Damages. In the event that (i) all of the conditions to Buyer's duty to perform its obligations under this Agreement shall have been satisfied, or waived in writing by Buyer, (ii) Seller shall have performed or tendered performance of all of its obligations under this Agreement, and (iii) Buyer shall default in its obligations to purchase the Property, then the Deposit shall be paid by Title Company to Seller as liquidated damages. Buyer And Seller Hereby Acknowledge And Agree That Seller's Damages Would Be Difficult Or Impossible To Determine And The Amount Of The Deposit Is The Parties' Best And Most Accurate Estimate Of The Damages Seller Would Suffer In The Event The Transaction Provided For In This Agreement Fails To Close Under The Foregoing Conditions, And Is Reasonable Under The Circumstances Existing As Of The Date Of This Agreement. Buyer And Seller Agree That The Seller's Right To Retain The Deposit Shall Be The Sole And Exclusive Remedy Of Seller In The Event Of Such A Breach Of This Agreement By Buyer.

                                       13.

     _____________________________      ____________________________
     Buyer                              Seller

     9. Damage And Destruction; Condemnation. Seller shall notify Buyer immediately of the occurrence of any damage to or destruction of the Property, or the institution or maintenance of any condemnation or similar proceedings with respect to the Property. In the event of any damage to or destruction of the Property for which the cost to repair exceeds $500,000, or is not fully covered by insurance (except for deductible amounts), or in the event any such condemnation or other proceedings are instituted or maintained, Buyer at its option either (i) may terminate this Agreement as provided in Section 4 above, or (ii) may consummate the purchase evidenced by this Agreement. In all other events or in the event that Buyer elects to consummate the purchase pursuant to
(ii) above, all insurance or condemnation proceeds (except for any business interruption and rental loss proceeds which shall be prorated as of Close of Escrow), collected by Seller prior to the Closing Date, together with an amount equal to all deductible amounts under the insurance policies covering such damage or destruction (in the event the cost to repair does not exceed $500,000), shall be credited against the Purchase Price on Buyer's account, and all entitlement to all other insurance or condemnation proceeds arising out of such damage or destruction or proceedings and not collected prior to the Closing Date shall be assigned by Seller to Buyer on the Closing Date, and all such deductible amounts not credited against the Purchase Price shall be immediately paid by Seller to Buyer. Notwithstanding the foregoing, in the event of damage covered by an earthquake policy, if the deductible amount otherwise payable by Seller would exceed $10,000, Seller shall have the right to terminate this Agreement by written notice to Buyer; provided, however, that if Buyer notifies Seller in writing within five (5) days of receipt of such termination notice that Buyer waives its claim to the deductible amount in excess of $10,000, such termination notice shall be void and of no further force or effect.

     10. Commissions. Each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate commission, real estate finder's fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement, and each party hereby agrees to indemnify, defend and protect the other against and to hold the other harmless from any loss, cost or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts.

     11.  General Provisions.

          11.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) personally delivered, (ii) sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and in all cases addressed as follows, and such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery) at the address specified below (or such other addresses as may be specified by notice in the foregoing manner) as indicated on the return receipt or air bill:

                                       14.

                  To Seller:             Macromedia, Inc.
                                         600 Townsend Street
                                         San Francisco, California  94103
                                         Attention: James L. Morgensen
                                         Fax No. (415) 832-2959
                                         Phone No. (415) 832-4294

                  with copies to:        W. Russell Davis
                                         1145 Merrill Street, 2nd Floor
                                         Menlo Park, California 94025
                                         Fax No. (650) 323-2526
                                         Phone No. (650) 323-2529

                  To Buyer:              Menlo Equities Associates LLC
                                         490 California Avenue
                                         4/th/ Floor
                                         Palo Alto, California  94306
                                         Attn: Henry D. Bullock
                                         Fax No. (650) 326-9333
                                         Phone No. (650) 326-9300

                  with copies to:        Cooley Godward LLP
                                         One Maritime Plaza
                                         20th Floor
                                         San Francisco, California  94111
                                         Attn: Paul Churchill
                                         Fax No. (415) 951-3699
                                         Phone No. (415) 693-2000

                  11.2 Entire Agreement; No Modifications. This Agreement, together with the schedules and exhibits attached hereto, incorporates all agreements, warranties, representations and understandings between the parties to the Agreement with respect to the subject matter hereof and constitutes the entire agreement of Seller and Buyer with respect to the purchase and sale of the Property. Any prior or contemporaneous correspondence, memoranda, understandings, offers, negotiations and agreements, oral or written, are merged herein and replaced in total by this Agreement and the exhibits hereto and shall be of no further force or effect. This Agreement may not be modified or amended except in a writing signed by Seller and Buyer.

                  11.3 Time. Time is of the essence in the performance of the parties' respective obligations set forth in this Agreement.

                  11.4 Attorneys' Fees. In the event any action or proceeding at law or in equity between Buyer and Seller (including an action or proceeding between Buyer and the trustee or debtor in possession while Seller is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such Code) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Buyer or

                                       15.

Seller hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses including, without limitation, reasonable attorneys' and paralegals' fees and expenses, incurred by such prevailing party, in such action or proceeding and in any appeal in connection therewith, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination, together with all costs of enforcement and/or collection of any judgment or other relief.

     11.5 Specific Performance. The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of any breach or default in or of this Agreement or any of the warranties, terms or provisions hereof by Seller, Buyer shall have, in addition to a claim for damages for such breach or default, and in addition and without prejudice to any right or remedy available at law or in equity, the right to demand and have specific performance of this Agreement.

     11.6 Successors And Assigns. Except as permitted by this Section 11.6, this Agreement may not be assigned by Seller or Buyer without the prior written consent of the other party which may be granted or withheld by the other party in its sole discretion. Subject to the foregoing provision, this Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns. Buyer shall have the right to assign its rights under this Agreement to an affiliate or related entity of Buyer, and upon Buyer's assignment of this Agreement and the assignee's assumption of Buyer's obligations hereunder, the assigning Buyer shall be released (effective as of and contingent upon the Close of Escrow) from any obligation under, or liability accruing pursuant to, this Agreement.

     11.7 Counterparts. This Agreement may be executed in one or more counterparts and each such counterpart shall be deemed to be an original; all counterparts so executed shall constitute one instrument and shall be binding on all of the parties to this Agreement notwithstanding that all of the parties are not signatory to the same counterpart.

     11.8 Construction. This Agreement shall be governed by and construed under the laws of the State of California. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or any schedules or exhibits to it or any document executed and delivered by either party in connection with this Agreement. All captions in this Agreement are for reference only and shall not be used in the interpretation of this Agreement or any related document. If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Agreement and all such other provisions shall remain in full force and effect.

     11.9 Confidentiality. Seller shall keep all information obtained from or about Buyer or the transaction contemplated by this Agreement strictly confidential and will not disclose any such information to any other person or entity without first obtaining the prior written consent of Buyer, except that Seller may, without Buyer's consent, make such disclosures to Seller's attorneys and accountants as are reasonable necessary as well as any legally required disclosures. Buyer shall keep all information obtained from or about Seller or the transaction

                                       16.

contemplated by this Agreement strictly confidential and will not disclose any such information to any other person or entity without first obtaining the prior written consent of Seller, except that Buyer may, without Seller's consent, make such disclosures to Buyer's consultants assisting Buyer in Buyer's due diligence investigation of the Property, and Buyer's attorneys and potential equity investors and lenders.

                                       17.

     In Witness Whereof, Buyer and Seller have executed this Agreement as of the date and year first written above:

Seller:                              Buyer:

Macromedia, Inc.,                    Menlo Equities Associates LLC,
a Delaware corporation               a California limited liability company

                                     By: Menlo Equities Inc., Managing Member


By: _____________________________        By: ___________________________________
Name:  James Morgensen,                      Henry D. Bullock, President
Title: Vice President, Real Estate,
        Facilities and Services


By: _______________________________
Name: _____________________________
Title: Chief Financial Officer

                                       18.

                                    Exhibit A

                              Contract Obligations

Firm                             Service
ADT Security Services            Security monitoring
Big Bear Fire                    Fire extinguisher
BFI                              Trash removal
Clark Pest Control               Pest control
Diversified Fire Products        Fire Panel service
Otis Elevator                    Elevator Maintenance
Rentokil                         Plant rental and
                                 maintenance
San Mateo Security Services      Security personnel
Therma Corporation               HVAC service and
                                 maintenance
Trinity Building Maintenance     Janitorial Service
TruGreen Landcare                Landscape maintenance
United Properties, Inc.          Facility Management

Utilities                        Service
PG&E                             Electricity and gas
Municipal (Redwood City)         Water, irrigation water,
                                 sewer

                                    Exhibit B

                                LEGAL DESCRIPTION

     THE LAND SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN MATEO, CITY OF REDWOOD CITY, DESCRIBED AS FOLLOWS:

     Lot 4, as shown on that certain map entitled "SHORES CENTER UNIT NO. 2. CITY OF REDWOOD CITY, SAN MATEO COUNTY, CALIFORNIA", filed in the office of the County Recorder of San Mateo County, State of California, on October 15, 1984 in Book 112 of Maps at page(s) 20-22.

                                    Exhibit C

                            LIST OF PERSONAL PROPERTY

Common Area Furniture
4 ea.   Upholstered wood lounge chairs
2 ea.   Upholstered seating benches

Note: Security Equipment (access control and video monitoring) is leased from ADT
        Plants and containers are rented from Rentokil

Outdoor Furniture
6 ea.   Benches, painted steel
2 ea.   Large theft-roof trash containers, painted steel
2 ea.   Glass top rectangular tables, painted aluminum legs
10 ea.  Resin topped square tables, painted aluminum base
30 ea.  Resin molded chairs

                                    Exhibit D

                         LIST OF TENANT OCCUPANCY LEASES

1. Lease Agreement dated September __, 1997, between Seller and Command Audio Corporation, as amended by that First Amendment to Lease dated October 24, 2000.

2. Lease Agreement dated August __, 2000, between Seller and VM Sub, Inc., including that Consent of Landlord dated January 10, 2001 which granted Seller's consent to a Sublease between VM Sub, Inc. and Bain & Co.

                                    Exhibit E

                       FORM OF TENANT ESTOPPEL CERTIFICATE

                              Estoppel Certificate

                  RE:   Lease dated ___________________, _________
                        between __________________________________
                        and ______________________________________

     The undersigned hereby certifies to _______________________ ("Buyer") and ________________ ("Lender") as follows:

     1. The undersigned is the "Tenant" under the above-referenced lease ("Lease"), a copy of which is attached hereto as Exhibit A, covering the above-referenced Premises ("Premises") located in that certain building commonly known as ___________ Street, _________________, California ("Property").

     2. The Lease is in full force and effect and constitutes the entire agreement between the landlord under the Lease ("Landlord") and Tenant with respect to the Premises, and the Lease has not been modified, changed, altered or amended in any respect except as set forth above.

     3. The term of the Lease commenced on __________, 19_____, will expire on __________________, 20_____. Tenant has accepted possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated Tenant's leasehold interest. All improvements to be constructed in the Premises by Landlord have been completed and accepted by Tenant and any tenant construction allowances have been paid in full.

     4. As of the date of this Estoppel Certificate, to Tenant's knowledge there exists no breach or default, nor any state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of either Tenant or Landlord.

     5. Tenant is currently obligated to pay annual rental of $_____________ in monthly installments of $______________ per month and monthly installments of annual rental have been paid through ___________, 20__. Tenant's pro rata share of real estate taxes and operating expenses for the Property is ______ percent (___%) and the "base year", if any, for calculation of taxes and operating expenses is _____. Tenant's pro rata share of real estate taxes and operating expenses for the Property have been paid through ______, 20___. In addition to its pro rata share of real estate taxes and operating expenses, Tenant is also directly obligated to pay the following: _________________________________. No other rent has been paid in advance and Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord. Tenant has no claim against Landlord for any security or other deposits except $_______ which was paid pursuant to the Lease.

                                       1.

     6. Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Property other than as Tenant under the Lease.

     7. Tenant has no option, right of first offer or right of first refusal to lease or occupy any other space within the Property, and Tenant has no right to renew or extend the terms of the Lease except as follows: _____________________.

     8. Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate or rental payments or any other type of rental or other concession except as expressly set forth in the Lease.

     9. There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

     This Estoppel Certificate is made to Buyer in connection with the prospective purchase by Buyer, or Buyer's assignee, of the Property. This Estoppel Certificate may be relied on by Buyer or Buyer's assignee and any other party who acquires an interest in the Premises in connection with such purchase or any person or entity which may finance such purchase. The statements made herein shall be binding upon us, our successors and assigns. The officers or persons executing this letter have been duly empowered to do so on behalf of Tenant.

     Dated this _________________ day of __________, 20__

                                      "Tenant"

                                      __________________________________________
                                      a ________________________________________


                                      By: ______________________________________
                                      Name: ____________________________________
                                      Its:  ____________________________________

                                       2.

                                    Exhibit F

                                  FORM OF DEED

Recorded at Request of:

First American Title Guaranty Company

When Recorded Mail to:

Paul Churchill, Esq.
Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, California  94111-3580

Mail Tax Statements to:

c/o Menlo Equities Associates LLC
490 California Avenue, 4/th/ Floor
Palo Alto, California  94306

                                   Grant Deed

     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, __________________, a __________________________, hereby grants to
______________________, a _______________________, that certain real property located in the City of Redwood City, County of San Mateo, State of California, described in Exhibit A attached hereto and made a part hereof.

     Dated: _________________, 20___

                                      __________________________________________
                                      a ________________________________________



                                      By: ______________________________________
                                      Name: ____________________________________
                                      Its:  ____________________________________

                                    Exhibit G

           FORM OF BILL OF SALE AND ASSIGNMENT OF INTANGIBLE PROPERTY

     For valuable consideration, receipt of which is hereby acknowledged, the undersigned, _________________ ("Seller"), hereby sells, transfers, assigns and conveys to Menlo Equities Associates LLC, a California limited liability company ("Buyer"), all of Seller's right, title and interest in the "Personal Property" and in the "Intangible Property" (as such terms are defined in the "Purchase Agreement" hereinafter described).

     This Bill of Sale and Assignment of Intangible Property is given pursuant to that certain Agreement for Purchase and Sale of Real Property (the "Purchase Agreement") dated as of ___________, 20___, between the Seller and Buyer, providing for, among other things, the assignment of all of Seller's right, title and interest in the Personal Property and in the Intangible Property. The covenants, agreements, and limitations provided in the Purchase Agreement with respect to the property conveyed hereunder are hereby incorporated herein by this reference as if herein set out in full. Prior to the date hereof Buyer has no obligations with respect to the Intangible Property.

     This Bill of Sale and Assignment of Intangible Property shall inure to the benefit of and shall be binding upon Seller and Buyer, and their respective successors and assigns. Said property is conveyed "as is" without warranty or representation, except as expressly provided in (and subject to the limitations of) the Purchase Agreement. Notwithstanding the foregoing, Seller hereby represents and warrants that the assets transferred hereunder are owned by Seller free and clear of all mortgages, liens, encumbrances and claims of any nature whatsoever.

All references to "Seller" and "Buyer" herein shall be deemed to include their respective heirs, representatives, nominees, successors and/or assigns, where the context permit.

Dated: ____________________, 20___

                                      __________________________________________
                                      a ________________________________________


                                      By: ______________________________________
                                      Name: ____________________________________
                                      Its: _____________________________________

                                    Exhibit H

                         FORM OF ASSIGNMENT OF CONTRACTS

     This Assignment dated as of _______________, 20___ (the "Assignment"), is made by _____________________________ corporation ("Assignor") in favor of Menlo Equities Associates LLC, a California limited liability company ("Assignee"), pursuant to that certain Agreement for Purchase and Sale of Real Property dated _______________, 20___ (the "Purchase Agreement").

     1. Effective as of the Effective Date (as defined below):

               (a) Assignor hereby assigns to Assignee all of its right, title and interest in and to the Contract Obligations (as defined in the Purchase Agreement).

               (b) Assignee hereby accepts such assignment and assumes the Contract Obligations.

     2. Assignor warrants and represents that as of the date hereof Schedule 1 includes all of the Contract Obligations affecting the Property.

     3. In the event of any litigation arising out of this Assignment, the losing party shall pay the prevailing party's costs and expenses of such litigation, including, without limitation, attorneys' fees.

     4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

     5. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

     6. For purposes of this Assignment, the "Effective Date" shall be the date of recordation of the Deed, as defined in the Purchase Agreement.

     In Witness Whereof, Assignor has executed this Assignment the day and year first above written.

                                      ______________________________,
                                      a _______________ corporation


                                      By: ______________________________________
                                      Name: ____________________________________
                                      Its: _____________________________________

                                       1.

                                   Schedule 1

                          List of Contract Obligations

                                       2.

                                    Exhibit I

                          FORM OF ASSIGNMENT OF LEASES

     This Assignment dated as of _______________, 20___ (the "Assignment"), is entered into by and between __________________, a __________________________
("Assignor") and Menlo Equities Associates LLC, a California limited liability company ("Assignee").

                                    Recitals:

     A. Assignor is the landlord under certain leases executed with respect to that certain real property commonly known as _____________________ Street, _______________, California (the "Property") as more fully described in Exhibit A attached hereto, which leases are described in Schedule 1 attached hereto (the "Leases"); and

     B. Assignor desires to assign its interest as landlord in the Leases to Assignee, and Assignee desires to accept the assignment thereof.

                                   Agreement:

     Now, Therefore, in consideration of the promises and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Effective as of the Effective Date (as defined below):

        (a) Assignor hereby assigns to Assignee all of its right, title and interest in and to the Leases.

        (b) Assignee hereby accepts such assignment and assumes the Leases.

     2. Assignor warrants and represents that as of the date hereof Schedule 1 includes all of the leases and occupancy agreements affecting the Property. As of the date hereof, there are no assignments of or agreements to assign the Leases to any other party.

     3. Assignor hereby agrees to indemnify Assignee against and hold Assignee harmless from any and all cost, liability, loss, damage or expense, including, without limitation, attorneys' fees, arising out of or relating to: (a) events occurring prior to the Effective Date (as defined below) and arising out of the landlord's obligations under the Leases, such as tenant claims made after the Effective Date based on Landlord defaults before the Effective Date, and including any obligation with respect to security deposits not delivered to Assignee or credited against the purchase price paid by Assignee pursuant to the Purchase Agreement (as defined in Paragraph 8 below), and (b) to the extent not covered by clause (a) above, any third party claims for personal injury or property damage occurring prior to the Close of Escrow (as defined in the Purchase Agreement).

                                       1.

     4. Assignee hereby agrees to indemnify Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including, without limitation, attorneys' fees, arising out of or relating to: (a) events occurring after the Effective Date and arising out of Buyer's obligations as landlord under the Leases, and (b) to the extent not covered by clause (a) above, any third party claims for personal injury or property damage occurring after the Close of Escrow (as defined in the Purchase Agreement).

     5. In the event of any litigation arising out of this Assignment, the losing party shall pay the prevailing party's costs and expenses of such litigation, including, without limitation, attorneys' fees.

     6. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

     7. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

     8. For purposes of this Assignment, the "Effective Date" shall be the date of recordation of the Deed, as defined in the Purchase Agreement between Assignor, as Seller, and Menlo Equities Associates LLC, as Buyer ("Purchase Agreement").

     In Witness Whereof, Assignor and Assignee have executed this Assignment the day and year first above written.

Assignor:                                   Assignee:

_____________________________________       _______________________________,
a ___________________________________       a ______________________________

                                            By: __________________, a ______

By: _________________________________           By: ________________________
Name: _______________________________
Its:  _______________________________

                                       2.

                                    Exhibit J

                            FORM OF NOTICE TO TENANT

To: ________________________________________
____________________________________________
____________________________________________
____________________________________________


Re: Lease dated _______________ For Space Located at 101 Redwood Shores Parkway, Suite ___, Redwood City, California

This is to notify you that as of ____________________, 20____, the Landlord's interest in the Lease has been assigned to ________________________.

You are further notified that all rental payments under your Lease shall be paid to _________________________ at __________________________, in accordance with the terms of your Lease unless you are otherwise notified in writing by
________________________.

Very truly yours,

___________________,
a ______________________________


By: ________________________________________
Name: ______________________________________
Its: _______________________________________

                                    Exhibit K

                          FORM OF NON-FOREIGN AFFIDAVIT

     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by _____________________, a _____________________ ("Seller"), the undersigned hereby certifies the following on behalf of Seller:

     1. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

     2. Seller's U.S. employer identification number is ___________; and

     3. Seller's office address is ________________________ Street, __________,
California _________.

     Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

     Dated: ___________, 20___

                                        ______________________________________
                                        a ____________________________________


                                        By: __________________________________
                                        Name: ________________________________
                                        Its: _________________________________